Exhibit 99.1

Oramed Pharmaceuticals Granted Australian Patent for Important Part of
the Company’s Core Technology in Oral Delivery of Proteins

JERUSALEM, January 24, 2012—Marking a major milestone for the Company, Oramed Pharmaceuticals Inc. (OTCBB:ORMP) (http://www.oramed.com), a developer of oral drug delivery systems, announced today that it has received approval for a key patent by the Australian Patent Office.  The patent covers an important part of the Company’s core technology which allows for the oral delivery of peptides. Oramed’s portfolio now consists of one issued patent and 34 patents pending for its technologies and products.

Oramed’s core product is an oral insulin capsule. An oral delivery system for insulin may increase patient value, leading to a healthier lifestyle, especially at the earliest of stages of diabetes treatment. Higher patient compliance may result in improved patient outcomes and a reduction in the costs of healthcare and lost productivity.

According to a report by Medtech Insight, diabetes affects nearly 24 million people in the U.S. and an estimated 246 million adults worldwide. Being one of the most expensive diseases, it costs the US healthcare system more than $130 billion per year and the market for direct pharmaceutical care is close to $15 billion.

“Our patent position further strengthens Oramed and our competitive advantage in the development of an oral insulin capsule. The patent received will provide additional commercial protection for Oramed’s technology and adds extended value to our existing IP-portfolio,” said Nadav Kidron, CEO of Oramed.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem. For more information, please visit http://www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company Contact:
Oramed Pharmaceuticals
Tara Horn
Cell: +972-54-334-4318
Office: +972-2-566-0001
Email: tara@oramed.com